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                                                                EXHIBIT 21.1



            SUBSIDIARIES OF THE REGISTRANT


            Calcasieu Gaming Corporation, L.L.C., a Louisiana corporation

            Crown-Calcasieu Investment No. 1, Inc., a Louisiana corporation

            Crown Calcasieu Investment No. 2, Inc., a Louisiana corporation

            Crown Casino Nevada, Inc., a Nevada corporation

            Crown Delaware Investments Corp., a Delaware corporation

            Gaming Entertainment Management Services, Inc., a Nevada corporation

            St. Charles Gaming Company, Inc. (50%), a Louisiana corporation